Exhibit 12.1

September 27, 2024

Cyngn Inc.

1015 O’Brien Dr.

Menlo Park, CA 94025

Re: Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Cyngn Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of an offering statement on Form 1-A (the “Offering Statement”). The Offering Statement covers the contemplated sale of up to 3,571,429 shares of the Company’s common stock (the “Shares”) and/or pre-funded warrants (the “Pre-Funded Warrants” and collectively with the Shares and the shares of common stock underlying the Pre-Funded Warrants, the “Securities”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Certificate of Incorporation of the Company, as amended;

2. Bylaws of the Company, as amended;

3. The Offering Statement; and

4. Written consent of the Board of Directors of the Company approving the offering of the Shares under the Offering Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinions expressed in this opinion letter are limited to the Delaware General Corporation Law, the laws of the state of New York and the federal laws of the United States of America. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws of the States of Delaware and New York; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Based upon and subject to the foregoing, we are of the opinion that:

A.	the Shares being sold pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

B.	The Pre-Funded Warrants have been duly authorized.

C.	The shares of common stock issuable upon exercise of the Pre-Funded Warrants have been duly authorized for issuance by the Company and, when issued and delivered by the Company against payment therefor, upon exercise of the Pre-Funded Warrants, in accordance with the terms therein and the terms of the Pre-Funded Warrants, will be validly issued, fully-paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the offering circular. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW